Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 28, 2025

Floating Rate Notes due 2028

4.125% Notes due 2028

4.375% Notes due 2030

4.875% Notes due 2035

Issuer:	Philip Morris International Inc.
Offering Format:	SEC Registered
Security:	Floating Rate Notes due 2028 (the “Floating Rate Notes”) 4.125% Notes due 2028 (the “2028 Notes”) 4.375% Notes due 2030 (the “2030 Notes”) 4.875% Notes due 2035 (the “2035 Notes”)
Aggregate Principal Amount:	Floating Rate Notes: $400,000,000 2028 Notes: $750,000,000 2030 Notes: $750,000,000 2035 Notes: $600,000,000
Maturity Date:	Floating Rate Notes: April 28, 2028 2028 Notes: April 28, 2028 2030 Notes: April 30, 2030 2035 Notes: April 30, 2035
Coupon:

Floating Rate Notes: Compounded SOFR (calculated as described in that certain preliminary prospectus supplement of the Issuer dated April 28, 2025), plus 0.83% per annum

2028 Notes: 4.125%

2030 Notes: 4.375%

2035 Notes: 4.875%

Interest Payment Dates:

Floating Rate Notes: Quarterly on each January 28, April 28, July 28 and October 28, commencing July 28, 2025

2028 Notes: Semi-annually on each April 28 and October 28, commencing October 28, 2025

2030 Notes: Semi-annually on each April 30 and October 30, commencing October 30, 2025

2035 Notes: Semi-annually on each April 30 and October 30, commencing October 30, 2025

Record Dates:	Floating Rate Notes: January 13, April 13, July 13 and October 13 2028 Notes: April 13 and October 13 2030 Notes: April 15 and October 15 2035 Notes: April 15 and October 15
Price to Public:	Floating Rate Notes: 100.00% of principal amount 2028 Notes: 99.658% of principal amount 2030 Notes: 99.190% of principal amount 2035 Notes: 97.994% of principal amount
Underwriting Discount:	Floating Rate Notes: 0.200% of principal amount 2028 Notes: 0.200% of principal amount 2030 Notes: 0.300% of principal amount 2035 Notes: 0.450% of principal amount
Net Proceeds:	Floating Rate Notes: $399,200,000 (before expenses) 2028 Notes: $745,935,000 (before expenses) 2030 Notes: $741,675,000 (before expenses) 2035 Notes: $585,264,000 (before expenses)
Benchmark Treasury:	Floating Rate Notes: N/A 2028 Notes: 3.750% due April 15, 2028 2030 Notes: 3.875% due April 30, 2030 2035 Notes: 4.625% due February 15, 2035

Benchmark Treasury Price/Yield:	Floating Rate Notes: N/A 2028 Notes: 100-07 ¼ / 3.668% 2030 Notes: 100-09 ¾ / 3.808% 2035 Notes: 103-11 / 4.204%
Spread to Benchmark Treasury:	Floating Rate Notes: N/A 2028 Notes: +58 basis points 2030 Notes: +75 basis points 2035 Notes: +93 basis points
Yield to Maturity:	Floating Rate Notes: N/A 2028 Notes: 4.248% 2030 Notes: 4.558% 2035 Notes: 5.134%
Optional Redemption:

Floating Rate Notes:

Except as noted under the caption “Description of Notes – Redemption for Tax Reasons” in the prospectus supplement, the Floating Rate Notes are not redeemable prior to maturity.

2028 Notes:

Make-whole redemption at Treasury plus 10 bps

2030 Notes:

Prior to March 30, 2030: Make-whole redemption at Treasury plus 15 bps

On or after March 30, 2030: Redemption at par

2035 Notes:

Prior to January 30, 2035: Make-whole redemption at Treasury plus 15 bps

On or after January 30, 2035: Redemption at par

Settlement Date (T+2):	April 30, 2025*

CUSIP/ISIN:

Floating Rate    CUSIP Number: 718172 DS5

Notes:                   ISIN Number: US718172DS53

2028 Notes:       CUSIP Number: 718172 DR7

                               ISIN Number: US718172DR70

2030 Notes:       CUSIP Number: 718172 DT3

                               ISIN Number: US718172DT37

2035 Notes:       CUSIP Number: 718172 DU0

                               ISIN Number: US718172DU00

Listing:	None
Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC SMBC Nikko Securities America, Inc. Santander US Capital Markets LLC Standard Chartered Bank
Co-Managers:	DBS Bank Ltd. Bank of China (Europe) S.A.

Allocations:	Floating Rate Notes	2028 Notes	2030 Notes	2035 Notes
Barclays Capital Inc.	$74,800,000	$140,250,000	$140,250,000	$112,200,000
Mizuho Securities USA LLC	74,800,000	140,250,000	140,250,000	112,200,000
SMBC Nikko Securities America, Inc.	74,800,000	140,250,000	140,250,000	112,200,000
Santander US Capital Markets LLC	74,800,000	140,250,000	140,250,000	112,200,000
Standard Chartered Bank	74,800,000	140,250,000	140,250,000	112,200,000
DBS Bank Ltd.	13,000,000	24,375,000	24,375,000	19,500,000
Bank of China (Europe) S.A.	13,000,000	24,375,000	24,375,000	19,500,000
Total	$400,000,000	$750,000,000	$750,000,000	$600,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or SMBC Nikko Securities America, Inc. toll-free at 1-212-224-5135.